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Exhibit 23

                         Consent of Independent Auditors



     We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated March 21, 2002, in the Registration Statement (Form S-3 No. 333-82426) and related Prospectus of ACT Teleconferencing, Inc. for the registration of 2,893,603 shares of its common stock.


     We also consent to the incorporation by reference of our report dated March 16, 2001, related to ACT Teleconferencing Limited and our report dated December 19, 2001, related to 1414c Video Conferencing Service Delivery Business of PictureTel Corporation in the Registration Statement (Form S-3 No. 333-82426) and related Prospectus of ACT Teleconferencing, Inc. for the registration of 2,893,603 shares of its common stock.



                                        /s/Ernst & Young LLP






Denver, Colorado
September 4, 2002